EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 5, 2020 with respect to the statements of condition including the related portfolios of Closed-End Strategy: Master Income Portfolio 2020-4, Closed-End Strategy: Master Municipal Income Portfolio -- National Series 2020-4, Closed-End Strategy: Value Equity and Income Portfolio 2020-4 and Closed-End Strategy: Covered Call Income Portfolio 2020-4 (included in Invesco Unit Trusts, Series 2081) as of October 5, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-248260) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 5, 2020